Exhibit 10.30

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this 13th day of August, 2008, by and among IP Solutions, Inc., a Colorado corporation (“Buyer”), IPtimize, Inc., a Delaware corporation (“Parent”) and American Fiber Systems, Inc., a Delaware corporation (the “Seller” or the “Company”), each a “party” and collectively the “parties”. The Disclosure Memorandum, together with any supplements to the Disclosure Memorandum, is hereby incorporated in this Agreement, and made a part hereof, by this reference.

WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of the operating assets and properties of the Company with respect to the Business (as hereinafter defined) on the terms and conditions set forth herein,

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms are defined terms and shall have the meanings set forth below:

“Affiliate” means, with respect to a specified person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

“Agreement” refers to this entire Agreement, including the Disclosure Memorandum, exhibits, schedules and certificates referred to herein.

“Ancillary Agreements” means the Assignment and Assumption Agreement, and other documents to be executed by the Parties as listed in Exhibit1.

“Assets” means all of the tangible property exclusively relating to and used in the operation of the Business, deposits and prepayments on customer contracts or other payments to the Seller for products or services of the Business that have not been completed and delivered prior to the Closing Date, the Receivables arising after the Closing Date, Pre-Paids, the Equipment, the Contracts, the Intellectual Property, and the Covenant Not to Compete, and also including all intangible property exclusively related to and used in the operation of the Business, to the extent listed on Exhibit 2 attached hereto as supplemented, subject to Buyer’s approval.

“Assumed Liabilities” shall mean (and is expressly limited to):

(a) all obligations of Seller to be performed or satisfied after the Closing under the Contracts, but not liabilities or obligations resulting from any default or breach by Seller thereunder prior to the Closing;

(b) those (and only those) non-delinquent Trade Accounts payable by Seller incurred in the Business prior to Closing and which are disclosed in the Disclosure Memorandum as supplemented;

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(c) those (and only those) non-delinquent Trade Accounts payable incurred by Seller in the Ordinary Course of Business (as hereinafter defined) of the Business between the date of the full execution of this Agreement and the Closing Date which remain unpaid at the Closing Date and which are disclosed in the Disclosure Memorandum as supplemented;

(d) any liability to a customer of Seller for claims asserted under written warranties provided by Seller to customers that arise after the Closing Date, except that Seller shall retain any liability to a customer of Seller: (i) for claims asserted under written warranties provided by Seller to customers that arise prior to the Closing Date, but for which a written claim from a customer is received by Seller for up to and including the period no later than 120 days after the Closing Date and (ii) for liabilities arising out of any failure by Seller to perform warranty obligations prior to the Closing Date.

“Business” shall mean the business of the Company with respect to the provision of Voice over Internet Protocol (“VoIP”) and broadband data services to commercial customers as currently conducted.

“Business Information and Records” means all records, information, files and papers reasonably necessary for Buyer to review, assess and understand the Business and the Assets, including but not limited to those used materially or exclusively in or prepared materially or exclusively in connection with the Business, including, without limitation, product designs, blueprints, specifications, drawings, recorded knowledge, engineering reports, test reports, instruction manuals, performance standards, catalogues, research data, formulae, inventions, processes, quality control information, trouble ticket records, proprietary information, know-how, technical data, performance data, equipment service information, trade and business secrets, sales data and other information relating materially or exclusively to the Business and/or Assets of the Company, all art work, photographs, slides, color separations, plates and other back-up material relating to product brochures, literature and similar materials relating to the products or services of the Business, and with respect thereto, all sales and advertising materials, customer and supplier lists, including addresses, telephone numbers and principal contacts, records of products and services and quantities purchased or supplied to or by each customer and supplier, other customer and supplier records and files, sales and purchase correspondence, sales reports, copies of sales and use tax resale certificates, and books of account, but excluding books and records of incorporation or organization, shareholder and member meetings, and similar materials of a corporate nature; and information and records relating to businesses or operations other then those related to the Business.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent or Consents” means any consent, waiver, approval, permit, license or authorization of, or notice, declaration or filing with, (a) any governmental body, and (b) any other Person (including, but not limited to, any party to a lease or other agreement or commitment of the Company exclusively related to the Business) required to be obtained or given in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” means all of the transactions contemplated by or provided for in this Agreement.

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“Contracts” means those contracts and agreements of the Company materially or exclusively related to the Business that are described in Section 3.13 or elsewhere in this Agreement and including but not limited to (a) the contracts evidencing the broadband and VoIP customer lists attached hereto in Exhibit 3; (b) sales and marketing records and materials; problem lists, whether related to the Business customers or select third party vendor software licenses; equipment leases, and other contracts or business records relating materially or exclusively to the Business; and (c) select software licenses and select software and hardware maintenance agreements; voice termination and transport agreements with providers other than AFS that are to be conveyed to Buyer hereunder, if any; and select outstanding contracts with vendors and suppliers, all as set forth on Exhibit 4.

“Cut-off Date” means June 30, 2008.

“Disclosure Memorandum” means the disclosure memorandum, dated the date of this Agreement, delivered by Seller to Buyer.

“Encumbrance” means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal, condition, or other restriction or adverse claim of rights of any kind, including any restriction on use, transfer, voting (in the case of a security), receipt of income, or exercise of any other attribute of ownership.

“Equipment” means all rights of the Company which relate materially or exclusively to the Business in any machinery, equipment, spare parts, switches and switching systems, equipment located at customer premises, tools, supplies and drawings owned, or licensed by the Company, and any manuals, product literature, and manufacturer’s warranties and representations that relate to the foregoing, as set forth in the hardware, inventory and customer premise equipment lists attached hereto as Exhibit 5.

“Excluded Assets” means all assets of Seller except for the Assets to be conveyed to Buyer hereunder as set forth on Exhibit 6 and: (a) books and records of incorporation, board meetings and shareholder meetings and similar materials of a corporate nature; (b) assets and properties sold, transferred or disposed of in the Ordinary Course of Business prior to the Closing; (c) all federal, state, county and local income, excise, franchise, property and other tax returns, reports and declarations of the Seller; (d) all tax refunds due and owing to the Seller in respect of all periods up to the Closing Date; (e) any Company assets and properties, including all fiber network, laterals, and IP core network equipment which are not exclusively related to the Business, and (f) Accounts Receivables existing as of or prior to the Closing Date.

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Intellectual Property” means all rights to be conveyed hereunder, if any, exclusively related to the Business as set forth in Exhibit 7 in all United States and foreign trademarks (common law and registered) and service marks, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations, proprietary technology, Trade Secrets, know-how, licenses, computer software, inventions, and patents, patent applications, utility models, utility model applications, and all software in which the Company has an interest including source and object codes; all causes of action, judgments, claims, and demands of any nature related to such software and any and all other intellectual property rights, including those derived, if any, from services previously rendered to customers of the Business and the right to sue for past infringements thereof exclusively related to the Business as set forth in Exhibit 8.

“Inventory” means all inventories used or prepared for use in connection with the Business wherever located, including without limitation, equipment for resale, spare parts, and containers, and excluding such inventories sold, transferred, disposed of or consumed prior to the Closing Date in the Ordinary Course of Business or otherwise with the written consent of Buyer.

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“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

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“Knowledge of Company,” “Company’s Knowledge,” “Knowledge of Seller,” “Seller’s Knowledge,” “Known to Seller” and similar phrases mean the actual knowledge of Dave Rusin, Dave Danchak, Rich Coyle or Gita Ramachandran or that a prudent individual in the position of any of the foregoing could be expected to become aware of in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Loss” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Material Adverse Effect” shall mean, (a) with respect to Seller, a change or effect which individually or in the aggregate with other changes or effects is or is reasonably likely to be materially adverse to (i) the Assets, liabilities, business, operations, results of operations, regulatory status, or condition (financial or otherwise) of the Business, taken as a whole or in any geographic market, or (ii) on the ability of Seller to consummate the Contemplated Transactions and (b) with respect to Buyer, a change or effect which individually or in the aggregate with other changes or effects is or is reasonably likely to be materially adverse to the ability of Buyer or Parent to consummate the Contemplated Transactions.

“Non-Competition Agreements” means the Non-Competition Agreements between Buyer and the Company, each effective as of the Closing Date and in substantially the form of Exhibit 9 hereto.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Parent” shall mean IPtimize, Inc., a publicly traded Delaware corporation and parent of IP Solutions, Inc., a Colorado corporation.

“Permitted Encumbrances” means only those encumbrances which are specifically identified on Exhibit 10.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Pre-Paids” means those certain contracts for equipment and software maintenance or other contracts necessary for the operation of the Business, including without limitation Telica, ACME Packet, Broadsoft, and SUN, all as set forth on Exhibit 11, as supplemented by Seller after execution of this Agreement, which Seller has paid for in advance, which contracts will inure to the benefit of the Buyer for a period of time after the Closing Date.

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“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Purchase Price” shall have the meaning ascribed thereto in Section 2.3 of this Agreement.

“Receivables” means all trade accounts receivable and other receivables of the Company with respect to and arising exclusively out of the Business to the extent to which the same is outstanding for services not yet rendered or products not delivered by Seller under any customer contract or with respect to an Asset being transferred to Buyer hereunder.

“Retained Liabilities” means any and all liabilities of Seller of any kind or nature, including but not limited to Accounts Payable incurred on or prior to the Closing Date, excluding only the Assumed Liabilities. Further, Seller shall retain any liability to customers of Seller under written warranties given by Seller to customers for claims arising prior to the Closing Date, provided such customers make a written claim and such claim is received by Seller no later than one hundred and twenty (120) days after the Closing Date.

“Returns” means all returns, declarations, reports, statements, schedules and other documents required to be filed with regard to Taxes, whether timely or delinquent, and all amendments thereof.

“Taxes” means all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, business, sales, use, transfer, franchise, license, withholding, employment, excise, occupation or property taxes, together with any interest, penalties or additions in connection therewith, for which the Company is or may be liable arising exclusively in connection the Business.

“Trade Accounts” means accounts payable by Seller, as of the Closing Date and to be assigned to and assumed by Buyer hereunder, arising materially or exclusively from or incurred in connection with the Business by Seller and as set forth in Exhibit 12 attached hereto, as supplement by Seller and agreed to by Buyer.

“Trade Secrets” means all licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventions, proprietary or technical information, design documentation and data covering or embodied in any software or other assets owned by the Company and used exclusively in the conduct of the Business.

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ARTICLE 2. PURCHASE AND SALE

2.1 Closing. The Closing shall take place at the offices of Buyer at a mutually agreed date and time, conducted via facsimile or other electronic transmission among the parties of final, signed copies of all relevant closing documents (with originals to follow via overnight delivery wherever possible) (the “Closing Date”). All documents to be delivered at the Closing and acts to be performed thereat shall be deemed to have been delivered and taken simultaneously, and the transactions contemplated hereby shall be deemed effective as of the Closing Date. The Purchase Price shall be delivered to Seller by way of wire transfer of U.S. funds to the following account:

1. BANK
Comerica Bank
333 W. Santa Clara Street
San Jose, CA 95113

2. Routing Number	121 137 522

3. BANK ACCOUNT	AMERICAN FIBER SYSTEMS, INC.
(Beneficiary)	100 MERIDIAN CENTRE, SUITE 250
ROCHESTER, NEW YORK 14618

Comerica Account Number
1892990100

(b) Upset Date. In the event that the Closing shall not have occurred on or prior to August 13, 2008, then, except as otherwise provided herein or otherwise agreed to in writing by the parties hereto, this Agreement shall terminate on or following such date (as such date may be postponed pursuant hereto), upon written notice given by one party to the other, unless the absence of such occurrence shall be due to the material breach of the party seeking to terminate this Agreement.

2.2 Conveyance. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, all of the Assets including those set forth on Exhibits 2, 3, 4, 5, 7, 8, 11, and 15 but not the Excluded Assets. Seller shall transfer good and marketable title to the Assets to Buyer, free and clear of all Encumbrances, except for Permitted Encumbrances.

2.3 Purchase Price. The Purchase Price for the Assets shall equal One Million Dollars ($1,000,000), plus the assumption of any Assumed Liabilities with no adjustments to Seller for Pre-Paids (the “Purchase Price”). The Purchase Price shall include a downward adjustment for deposits and prepayments, if any, on customer contracts or other payments to the Seller for products or services of the Business that have not been completed and delivered prior to the Closing Date.

2.3.1 Reimbursement for Expenses & Accounts Receivables. Except with regard to Pre-Paids as set forth above, in the event: (a) Seller pays any invoice for other products or services related to the Business or Assets after the date hereof in the Ordinary Course of Business which invoice covers any period of time after the Closing Date, then Buyer shall reimburse Seller on a per diem basis for the portion of the cost associated with the number of days after the Closing Date, within ten (10) days of receipt of Seller’s invoice for the same, (b) Seller receives any payment from a customer related to the Business, which payment covers any period of time after the Closing Date, then Seller shall reimburse Buyer on a per diem basis for the portion of the payment associated with the number of days after the Closing Date, within ten (10) days of receipt of such payment; (c) Buyer pays any invoice for products or services related to the Business or Assets in the Ordinary Course of Business which invoice covers any period of time prior to the Closing Date, then Seller shall reimburse Buyer on a per diem basis for the portion of the cost associated with the number of days prior to the Closing Date, within ten (10) days of receipt of Buyer’s invoice for the same, and (d) Buyer receives any payment from a customer related to the Business, which payment covers any period of time prior to the Closing Date, then Buyer shall reimburse Seller on a per diem basis for the portion of the payment associated with the number of days prior to the Closing Date, within ten (10) days of receipt of such payment.

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2.3.2 Reconciliation, Final Adjustment & Final Payment. Within one hundred and twenty (120) days after the Closing Date (“Adjustment Date”), the parties shall make a final adjustment to the Purchase Price for any reimbursements not made between the parties pursuant to Section 2.3.1 above, such that in the event: (a) Seller has paid any invoice after the date hereof associated with the Business or the Assets in the Ordinary Course of Business, other than a Pre-Paid, covering a period of time after the Closing Date, then Buyer shall reimburse Seller on a per diem basis for the portion of the cost associated with the number of days after the Closing Date; (b) Seller receives any payment from a customer related to the Business, which payment covers any period of time after the Closing Date, then Seller shall reimburse Buyer on a per diem basis for the portion of the payment associated with the number of days after the Closing Date; (c) Buyer has paid any invoice for products or services related to the Business or the Assets in the Ordinary Course of Business which invoice covers any period of time prior to the Closing Date, then Seller shall reimburse Buyer on a per diem basis for the portion of the cost associated with the number of days prior to the Closing Date; and (d) Buyer receives any payment from a customer related to the Business, which payment covers any period of time prior to the Closing Date, then Buyer shall reimburse Seller on a per diem basis for the portion of the payment associated with the number of days prior to the Closing Date. Any amounts due from one party to the other under this Section 2.3.2 may be offset against other amounts owed or due and payable between the parties. Any final payments due under this Section 2.3.2 net of off-sets shall be delivered to the party to which it is owed within five business days of the Adjustment Date.

2.4 Deliveries of Seller. At the Closing, Seller shall deliver the following documents to Buyer:

2.4.1 Bills of sale, assignments of Assets, including but not limited to assignments of any outstanding software licenses and maintenance agreements related to software or hardware assets, reasonably satisfactory in form and substance to counsel for Buyer.

2.4.2 The Non-Competition Agreement.

2.4.3 The executed Ancillary Agreements, if any, to which the Seller is a party.

2.4.4 Original documents to the extent available, copies of which have been previously provided by Seller and listed in the Disclosure Memorandum, or as otherwise as provided herein.

2.4.5 Other documents as provided herein or such other documents, instruments, and certificates as Buyer may reasonably request for the purpose of consummating the Contemplated Transactions under this Agreement.

2.4.6 A certificate of an officer of Company to the effect that the conditions set forth in Section 8 with respect to Seller have been satisfied unless waived in writing by the Buyer.

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2.5 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller the following:

2.5.1 (a) The Purchase Price, as follows: the payment of One Million Dollars ($1,000,000) by wire transfer of immediately available United States funds to the account set forth in Section 2.1(a) of this Agreement or such other account as Seller and Buyer shall agree in writing immediately following the execution of this Agreement; and (b) an instrument of assumption with respect to any Assumed Liabilities in form and substance reasonably satisfactory to counsel to Seller.

2.5.2 A certificate signed by an officer of Buyer to the effect that the conditions set forth in Section 9 have been satisfied unless waived in writing by the Seller.

2.5.3 The executed Ancillary Agreements, if any, to which the Buyer is a party.

2.5.4 Other documents as provided herein or such other documents, instruments, and certificates as Seller may reasonably request for the purpose of consummating the transactions contemplated under this Agreement.

2.6 (INTENTIONALLY DELETED)

2.7 Timing of Transactions. The deliveries provided in this Section 2 shall be deemed to be to occur simultaneously.

2.8 (INTENTIONALLY DELETED)

2.9 Allocation of Purchase Price. The Purchase Price for the Assets shall be allocated among the Assets in accordance with the Allocation Agreement in substantially the form of Exhibit 13 attached hereto. Buyer, Parent and Seller shall adhere to such allocation for the purposes of all tax returns, whether federal, state or local, of whatever kind filed by or on behalf of either of them or by or on behalf of their Affiliates.

2.10 Further Assurances. Each party shall, at any time and from time to time after the Closing Date, upon the request of the other party do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the proper assigning, transferring, granting, conveying, assuring and confirming of the Contemplated Transactions to the respective benefit of each party or to its successors and assigns. In addition, and as soon after the execution of this Agreement as is reasonably possible, but in no event later than 45 days after the execution of this Agreement, Seller shall deliver to Buyer, all documents, consents, disclosures and information required from Seller by this Agreement but not already delivered to Buyer at the time of the execution hereof.

2.11 Liabilities Assumed. Other than the Assumed Liabilities, Buyer shall not assume, or become obligated to pay or perform under, any of the liabilities, obligations or contracts of Seller of any nature whatsoever. Seller shall remain liable for all Retained Liabilities. Notwithstanding anything to the contrary herein, Buyer will not assume any liabilities or obligations of the Company if the existence of such liabilities or obligations either are, or give rise to or result from, facts or circumstances that constitute a misrepresentation or breach of the representations and warranties in Section 3, provided any such misrepresentation or breach of the representations or warranties in this Section 3 has a Material Adverse Effect on the Business or Assets either as of the date of this Agreement or as of the Closing Date as if made on the Closing Date. The Assumed Liabilities are the only liabilities and obligations of the Company that Buyer will assume in connection with this Agreement.

2.12 Expenses. Buyer and Seller shall each pay their own expenses, fees and charges (including broker or finder fees, attorneys’ fees and accountants’ fees) in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein.

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2.13 Consent of Third Parties. This Agreement shall not constitute an agreement to assign any interest in any instrument, Contract, lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or agreement to assign without the consent of a third party would constitute a breach or a violation thereof or affect adversely the rights of Buyer or Seller thereunder. If a Consent that is required to be obtained by Seller, as designated in Exhibit 14, in order to assign any such interest is not obtained by Seller prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller will cooperate with Buyer in any lawful and reasonable arrangement, to the extent practicable, to provide that Buyer shall receive substantially the same benefit in respect of such interest of Seller under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Seller as agent except where prohibited by law; and any transfer or assignment to Buyer or by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the Consent of a third party shall be made subject to such Consent or approval being obtained. Seller is only responsible for obtaining third party consents for those designated in Exhibit 14. Any cost of obtaining such designated consents set forth on Exhibit 14 shall be paid for by the Seller. This Section 2.13 shall not constitute a waiver under Section 8.3. Buyer shall be responsible for obtaining at its cost any third party consents for all other Contracts other than the agreements designated as Seller responsibilities on Exhibit14.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization and Good Standing of the Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite corporate power to own, operate and lease its Business properties and carry on the Business as the same is now being conducted. Company is qualified to do the Business and in good standing as a foreign corporation in each state or other jurisdiction wherein the Company is required by law to qualify as a foreign corporation, except where the failure to be so qualified would not have a Material Adverse Effect on the Business or Assets taken as a whole.

3.2 Authorization. Seller has all requisite power to execute, deliver, and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation by Seller of the Contemplated Transactions and the Ancillary Agreements, have been duly authorized by all requisite action of Seller. Upon execution and delivery by the Company of the Ancillary Agreements, they will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

3.3 Records. The Business Information and Records of the Company, all of which have been made available to Buyer, are to Seller’s Knowledge true, complete and correct, except for such items as would not have a Material Adverse Effect. At the Closing, all of those Business Information and Records will be in the possession of the Company.

3.4 Authority; No Conflict.

3.4.1 This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

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3.4.2 Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the this transaction will, directly or indirectly:

(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the organizational documents of the Company, (ii) any resolution adopted by the board of directors (or any person or group of persons exercising similar authority), (iii) any legal requirement or any order to which the Business, or any of the Assets may be subject, or give any governmental body or other person the right (with or without notice or lapse of time) to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any such legal requirement or order; (iv) any of the terms or requirements of, or give any governmental body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company and exclusively related to the Business or any of the Assets, or (v) any provision of, or give any person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, including the release of any Asset of the Company held in escrow, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(b) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(c) except as disclosed in Section 3.5 of the Disclosure Memorandum and Exhibit 14, require any notice to or Consent from any person, which consent Seller is obligated to obtain.

3.5 Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Memorandum and Exhibit 14, to Seller’s Knowledge, no consent, waiver, approval, permit, license or authorization of, or notice, declaration or filing that is the Seller’s responsibility to obtain per this Agreement with (a) any governmental body or (b) any other Person (including, but not limited to, any party to a lease or license, or other agreement or commitment of the Company exclusively related to the Business), is required which has not been obtained or will not be obtained by the Closing Date, the failure of which to obtain would have a Material Adverse Effect.

3.6 Financial Information.

3.6.1 The Company has delivered to Buyer the following unaudited financial statements (the “Financial Statements”) with respect to the Business: (a) Seller’s income statements and selected balance sheet items for the fiscal year ending on Dec. 31, 2007 and (b) income statements and selected balance sheet items of the Business as of (“the Cut-off Date”) (the “Balance Sheet”). Except as set forth in Section 3.6 of the Disclosure Memorandum, the Financial Statements are complete and correct in all material respects, are substantially in accordance with all books, records and accounts of the Business, have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated, and fairly present in all material respects the financial condition of the Business as of the respective dates thereof and the results of its operations for the respective periods covered thereby.

3.6.2 (INTENTIONALLY DELETED)

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3.7 Taxes. There are no unpaid taxes or assessments that are or could become a lien on any of the Assets. Seller has paid when due all sales or other excise taxes required to be paid and timely filed all returns required to be filed with respect thereto, or has obtained extensions of or is contesting same in good faith. Such returns are true, correct and complete in all material respects.

3.8 Inventories. Inventories of the Company exclusively related to the Business and conveyed hereunder as part of the Assets are set forth in Exhibit 15 attached hereto. There is no material discrepancy between the items identified on Exhibit 15 and the items that would be determined by a physical inventory.

3.9 Accounts Receivable. All Receivables exclusively with respect to the Business that are reflected on the Financial Statements or on the accounting records of the Business as conducted, provided to Buyer as of the Closing Date shall be retained as assets of the Seller. All Receivables exclusively with respect to the Business that arise after the Closing Date are part of the Assets.

3.10 (INTENTIONALLY DELETED)

3.11 Title and Sufficiency of Assets. Except for the interests disclosed in Section 3.11 of the Disclosure Memorandum and Permitted Encumbrances, the Company has good and marketable title to the Assets, free and clear of all Encumbrances except for immaterial Encumbrances which would not have a Material Adverse Effect.

3.12 Absence of Changes. Except as disclosed in Section 3.12 of the Disclosure Memorandum and except in the Ordinary Course of Business, since the Cut-off Date there has not been:

3.12.1 Any change in the business, results of operations, earnings, backlog, prospects, properties, assets, liabilities or condition, financial or otherwise, of the Business other than changes in the Ordinary Course of Business, none of which, singly or in the aggregate, has had a Material Adverse Effect.

3.12.2 Any damage, destruction or loss (whether or not covered by insurance) that has had a Material Adverse Effect on the Business or a substantial portion of the Assets.

3.12.3 Any sale, assignment, transfer or other disposition of any tangible or intangible Asset used or useful in the Business, in an amount in excess of ten thousand dollars ($10,000).

3.12.4 Any capital expenditure or commitment to make a capital expenditure relating to the Assets, in an amount in excess of ten thousand dollars ($10,000).

3.12.5 Any amendment, termination or waiver of a Consent to be obtained by Seller or any right of the Company exclusively related to the Business, that has had a Material Adverse Effect.

3.12.6 Any change in the Business having a Material Adverse Effect or the commercial practices customarily followed by the Company.

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3.12.7 Except as disclosed in Section 3.12.7 of the Disclosure Memorandum, any acquisition by the Company of any business, property or assets necessary to the Business but not included in the Assets hereunder.

3.13 Contracts and Agreements. With respect to the Business, Section 3.13 of the Disclosure Memorandum, as supplemented or amended from time to time, lists every customer contract (whether oral or written) to which the Company is a party and select vendor contracts (all of which are valid and enforceable in accordance with their terms except as their enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditor’s rights or by general principles of equity), other than agreements and contracts listed in other Sections of the Disclosure Memorandum, and agreements the absence of which would not have a Material Adverse Effect on the Business or the Assets. All of the following subsections of Section 3.13 are limited in their application to the extent they apply exclusively to the Business.

3.13.1 Relates to the continued operation of the Business or any product line of the Business.

3.13.2 Involves future payments or receipts of more than $10,000 or performance of customer contracts over a term in excess of six months.

3.13.3 Relates to the borrowing of money of more than $10,000.

3.13.4 Involves the sale of products to the United States government or any foreign, state or local government or any agency or instrumentality thereof.

3.13.5 Is with an agent, consultant, engineer, advisor, salesman, sales representative, distributor, sales agent or dealer.

3.13.6 Relates to any Intellectual Property.

3.13.7 Is a joint venture agreement.

3.13.8 Is with any Affiliate or internal business unit of Seller.

3.13.9 Except in the Ordinary Course of Business, relates to any sale of fixed assets or sale, assignment, transfer or other disposition of any contract right, governmental permit or intangible asset.

3.13.10 Except for any Ancillary Agreement, restricts in any way the right of the Company to compete with any entity regarding the Business.

3.13.11 Is a lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other applicable contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property.

3.13.12 (INTENTIONALLY DELETED)

3.13.13 Is a written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company.

3.13.14 Is an amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

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True, correct and complete copies of all such written Contracts have been provided to Buyer and a list of all such written and oral Contracts are included in Section 3.13 of the Disclosure Memorandum to the extent the failure to so include such Contracts would have a Material Adverse Effect. All such Contracts are valid, enforceable and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

3.14 Licenses, Permits. To the Company’s Knowledge, the Company has all Licenses, registrations and other authority as are necessary to enable the Company to conduct the Business as currently conducted without a Material Adverse Effect. True and correct and complete copies of all such Licenses, registrations and other authority exclusively related to the Business are included in Section 3.14 of the Disclosure Memorandum and are in full force and effect. No violations have occurred or are continuing in respect of any such License, registration or other authorization exclusively related to the Business that threaten to cause a Material Adverse Effect on the Business or the Assets. No proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any such License, registration or other authorization exclusively related to the Business.

3.15 Compliance with Laws. To the Company’s Knowledge, the Company is not in violation of any law, regulation, order or other requirement affecting the Business or the Assets and promulgated by any court or federal, state, municipal or other governmental body, department, commission, agency or instrumentality, which violation or the correction thereof may have a Material Adverse Effect on the Business or the Assets. To the Company’s knowledge, the Company has not received any notice of an alleged violation of any law, regulation, order or other governmental requirement that would have a Material Adverse Effect on the Business or the Assets.

3.16 Litigation. Except as may be disclosed in Section 3.16 of the Disclosure Memorandum, there is no legal action, claim or controversy, or governmental proceeding or investigation (including those with respect to product liabilities and warranties, employee matters, customer complaints and violations of Environmental Laws), to the Company’s Knowledge (without conducting a search of court records) pending or threatened against the Company with respect to the Business, or involving any of the Assets, that could have a Material Adverse Effect on the Business or the use of the Assets, or that questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transactions contemplated hereby.

3.17 (INTENTIONALLY DELETED)

3.18 Products Liability and Warranty Issues. With respect to the Business and Assets, the Company has disclosed to Buyer in all respects the Company’s practices in respect of its product and services warranties, and has made available to Buyer information concerning all products liability and warranty claims and potential claims against the Company of which they are aware, the failure of which to disclose would have a Material Adverse Effect.

3.19 (INTENTIONALLY DELETED)

3.20 (INTENTIONALLY DELETED)

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3.21 Customers. Section 3.21 of the Disclosure Memorandum sets forth a complete and correct list of the ten (10) largest Business customers of the Company by dollar sales volume, as of the date hereof. Except in the Ordinary Course of Business or as disclosed in Section 3.21 of the Disclosure Memorandum, to Seller’s Knowledge, none of such customers intends to cease doing business with the Company or to reduce significantly the general level of business it is currently doing with the Company, the impact of which would constitute a Material Adverse Effect.

3.22 Suppliers. To Seller’s Knowledge, the relationships of the Company with its suppliers are good commercial working relationships, and no Person who was a supplier of the Company has, within the calendar year, cancelled or otherwise terminated, or, to Sellers’ Knowledge (which shall not require inquiry), threatened to cancel or otherwise terminate, its relationship with the Company, which cancellation or termination would have a Material Adverse Effect on the Business.

3.23 Orders, Commitments and Returns. All accepted and unfilled orders for the sale of products and the performance of services by the Company in connection with the Business, and all outstanding contracts or commitments for the purchase of supplies, materials and services in connection with the Business were made in bona fide transactions in the Ordinary Course of Business consistent with past practice. Other than in the Ordinary Course of Business, there are no claims against the Company to return products by reason of alleged over shipments, defective products, understandings that products would be returnable, or otherwise, that would have a Material Adverse Effect.

3.24	Intellectual Property.

(a) Except as disclosed on Section 3.24 of the Disclosure Memorandum, to the Company’s Knowledge, the Company is not infringing upon or otherwise acting adversely to any Intellectual Property Right owned by any person or persons, and there is no such claim or action pending, or to the best knowledge of the Company threatened with respect thereto. To Seller’s Knowledge (which shall not require inquiry), no Person is infringing on any Intellectual Property Rights of the Company.

(b) The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets, and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the Company and are not to be divulged or misused. To the Company’s Knowledge, all of the Trade Secrets are presently valid and protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any persons other than the Company or to the detriment of the Company. The Company has no knowledge that any Person is infringing on any Trade Secret of the Company.

3.25 No Default. To the Company’s Knowledge, the Company is not in default or breach with respect to any Contract or any rent or installment purchase payments that would have a Material Adverse Effect, nor is the Company or any other party to any such Contract in material default or breach under the terms of any Contract calling for payments in excess of $10,000, and no event has occurred that with the passage of time or the giving of notice or both would constitute such a material default or breach by the Company, or any other party to any such Contract, except, in each case, for breaches that would not have a Material Adverse Effect on the Business or Assets taken as a whole. The Company has not given to or received from any other Person, any written notice regarding any actual, or alleged, violation or breach of, or default under, any material Contract. Exclusively with regard to the Business, the Company is not subject to any penalty, discount or liquidated damages due to late delivery of any products or services and has not received written notice that any of its customer relationships has been terminated or will be terminated because of such late deliveries or otherwise, the effect of any of the foregoing would constitute a Material Adverse Effect.

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3.26 Insurance. Section 3.26 of the Disclosure Memorandum contains a complete list and brief description of all insurance policies required by contract for the vendors set forth on Exhibit 16 provided, however, that none of those policies are being conveyed hereunder to Buyer.

3.27 No Finder. Except as disclosed in Section 3.27 of the Disclosure Memorandum, Seller has not paid, or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.

3.28 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 3, the Seller makes no other representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities (including, without limitation, the Assumed Liabilities) or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement, Buyer is purchasing the Assets on an “as-is, where-is” basis.

3.29 (INTENTIONALLY DELETED)

3.30 (INTENTIONALLY DELETED)

3.31 Title to Property; Encumbrances.

3.31.1 Except as set forth in Section 3.31.1 of the Disclosure Memorandum, the Company has good, and marketable title to the Assets, free and clear of any Encumbrances, subject however to Permitted Encumbrances. The Company has the right to convey, and upon the consummation of the transactions contemplated by this Agreement at Closing, the Company will have conveyed and Buyer will be vested with good and marketable title in and to the Assets, free and clear of all Encumbrances, except only the Permitted Encumbrances.

3.32 Disclosure.

3.32.1 To the Knowledge of Seller, no representation or warranty of the Company in this Agreement and no statement in the Disclosure Memorandum omits to state a material fact necessary to make the statements herein or therein, when made, in light of the circumstances in which they were made, not misleading.

3.32.2 No notice given by Seller pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, when made, in light of the circumstances in which they were made, not misleading.

3.32.3 (INTENTIONALLY DELETED)

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ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent jointly and severally represent and warrant to Seller as follows:

4.1 Organization and Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to own, operate and lease its property and to carry on its businesses as now conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its property and to carry on its businesses as now conducted. Buyer and Parent each have all requisite power to execute, deliver, and perform its obligations under, this Agreement. The execution, delivery, and performance of this Agreement, and the consummation by Buyer and Parent of all transactions contemplated by this Agreement, have been duly authorized by all requisite action of Buyer and Parent. This Agreement has been duly executed by Buyer and Parent and constitutes a legal, valid and binding obligation of each such party and is enforceable in accordance with its terms.

4.2 Conflicting Agreements. The execution and delivery of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby (a) do not, and at or prior to the Closing Date will not, conflict with or result in the breach of, any of the terms, conditions or provisions of the organizational documents of Buyer or Parent, and (b) on the date hereof do not, and as of the Closing Date will not, conflict with, result in a breach of, or give rise to a default under, any of the terms, conditions or provisions of any mortgage, lien, lease, agreement, instrument, order, judgment or decree by which Buyer or Parent or any of their respective assets may be bound, and will not result in a declaration or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the assets of Buyer or Parent, except for encumbrances expressly contemplated by this Agreement.

4.3 No Finder. Buyer has not paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.

4.4 Solvency. Neither Buyer nor Parent is a party (other than as a creditor) to any pending insolvency proceeding of any nature, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, and neither Buyer nor Parent, has made any assignment for the benefit of creditors, or taken any action with a view to, or which would constitute the basis for, the initiation of any such insolvency proceeding against it.

4.5 Sufficiency of Immediately Available Funds. Buyer and Parent represent, warrant, and covenant that as of the date of full execution of this Agreement and as of the Closing Date that Buyer and Parent has and will have in its possession immediately available funds in US dollars in an amount sufficient to consummate the Contemplated Transactions.

4.6 No Guarantees of Post-Closing Performance. Without limiting the representations, warranties and covenants of Seller set forth in this Agreement, Buyer and Parent acknowledge that, successful operation of the Business and the Assets after the Closing Date is largely dependent on their efforts and that Seller has not made any representations, warranties or guaranties regarding the post-Closing performance of the Business or the Assets.

4.7 Consents and Approvals. Except as set forth in Section 4.7 of the Disclosure Memorandum, or in Exhibit 14, to the Knowledge of the Buyer, no consent, waiver, approval, permit, license or authorization of, or notice, declaration or filing that is the Buyer’s responsibility to obtain per this Agreement with (a) any governmental body, and (b) any Person including but not limited to any party which is a party to a lease or license or other agreement or commitment with Buyer, is required which has not been obtained or will not be obtained by the Closing Date for Buyer to enter into this Agreement or to consummate the Contemplated Transactions, the failure of which to obtain would have a Material Adverse Effect.

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ARTICLE 5. EMPLOYEES AND BENEFITS

5.1 Employees. Except as specifically provided otherwise herein, Buyer shall not be obligated to offer employment to any employees of Seller. It is anticipated that none of Seller’s employees involved in the Business will be offered employment by the Buyer.

5.2 (INTENTIONALLY DELETED)

5.3 (INTENTIONALLY DELETED)

5.4 Non-solicitation of Employees. For a period of twelve (12) months after the Closing Date, neither Seller, nor any of its Affiliates or Buyer or Parent or any of their respective Affiliates shall, directly or indirectly, either for itself or any other Person, (a) induce or attempt to induce any employee or consultant of any other party to this Agreement to leave the employ or service of such party, or (b) in any way interfere with the relationship between a party hereto and any employee, consultant, independent contractor, or other service provider of or to such party.

ARTICLE 6. FURTHER AGREEMENTS OF SELLER

Seller hereby covenants to and agrees with Buyer as follows:

6.1 Buyer’s Investigations. Buyer and/or Parent, at its expense, may make such evaluations, inspections and investigations with respect to the Business and the Assets as Buyer may desire, provided that such evaluations, inspections and investigations shall not unreasonably interfere with the operations of the Company. The Company shall make available to all authorized representatives of Buyer free and full access, during normal business hours and upon reasonable notice, to the Assets and all records of the Company materially or exclusively related to the Business. Buyer and Parent shall keep all information it obtains as a result of such access confidential and shall use the same only for the purposes of effectuating the Contemplated Transactions.

6.2 Operations Prior to Closing. After the date of this Agreement and prior to the Closing Date, the Company shall use, maintain and replace the Assets in substantially the same manner in which they have been used, maintained and replaced prior to the date of this Agreement, and conduct the Business in the Ordinary Course of Business. The Company shall use commercially reasonable efforts to preserve existing relations with the employees, suppliers and customers. Seller shall promptly notify Buyer of any material matter affecting the Business or the Assets that arises from the date of this Agreement to the Closing Date. After the date of this Agreement and prior to the Closing Date, and with respect to the Business only, the Company shall not, except as contemplated or permitted by this Agreement or with the written approval of Buyer:

6.2.1 sell, pledge, dispose of or encumber, except in the Ordinary Course of Business, any of its Assets having a value in excess of ten thousand dollars ($10,000) (including, without limitation, any indebtedness owed to or any claims held by it);

6.2.2 transfer any Assets or liabilities to any Affiliate;

6.2.3 fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies that, in all material respects, are in at least such amounts and against such risks as are currently covered by such policies;

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6.2.7 cancel, waive or compromise any claims or rights with a value to the Business in excess of $10,000;

6.2.8 make or commit to any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

6.2.9 enter into or terminate (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement having a value in excess of ten thousand dollars ($10,000), or (b) any contract or transaction involving a total remaining commitment by or to the Company in excess of $10,000; or

6.2.10 enter into any contract that restricts the Company from carrying on the Business as currently conducted.

6.3 Obtaining Consents and Approvals. Subject to the provisions of Paragraph 2.13 hereof, Seller shall obtain any consents to the sale of or release of the Assets from any lien held by its lenders, and (b) all third party consents and approvals set forth on Exhibit14, other than those required of Buyer under Section 2.13 and Section 4.7 of this Agreement.

6.4 No Solicitation of Bids. From the date of full execution of this Agreement until the earlier of (a) the Closing contemplated hereby or (b) the termination of this Agreement, neither Seller nor any of its Affiliates, employees, representatives, or agents, will directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, or enter into any agreement with, any other person, entity or group concerning any sale of the Business or the Assets, except in the Ordinary Course of Business.

6.5 Seller’s Retained Liabilities. Seller shall be responsible for all of the Retained Liabilities.

6.6 (INTENTIONALLY DELETED)

6.7 Truth of Representations. From the date hereof until the Closing Date, the Company shall, except as Buyer otherwise consents in writing, use its best efforts to cause all representations and warranties made by it in this Agreement to be true and correct on and as of the Closing Date. Seller shall notify Buyer promptly if any such representation or warranty ceases to be true and correct.

6.8 Efforts to Close. The Company shall use all commercially reasonable efforts to cause the Closing to occur on or before August 13, 2008, or as soon thereafter as practicable.

6.9 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In addition, the Company will promptly notify Buyer of:

6.9.1 Any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

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6.9.2 Any written notice or other written communication from any governmental body having a Material Adverse Effect;

6.9.3 Any fact, event, development, occurrence, condition or act that constitutes a Material Adverse Effect or is reasonably expected to result in a Material Adverse Effect on the Assets or the Business other than facts, events, developments, occurrences, conditions or acts affecting the industry in which the Company is involved or market or economic conditions generally; or

6.9.4 Any lawsuit filed against the Company or any of the Company’s directors or officers, relating to the Contemplated Transactions.

6.10 Receivables. In accordance with subsections 2.3.1 and 2.3.2 hereof, Seller shall pay over to Buyer any amounts received by Seller for products or services provided to customers after the Closing Date.

6.11 Transition Services. For a period of up to ninety (90 days) following the Closing, Seller agrees to provide for due consideration pursuant to the Transition Services Agreement attached hereto as Exhibit 17, to make its personnel available to provide to Buyer certain services in connection with transitioning the Business to Buyer. Seller shall use commercially reasonable efforts to retain sufficient personnel to provide transition services requested by the Buyer. Such services shall include, among others, the processing, filling and otherwise performing customer orders, customer invoicing, customer service, NOC and technical support services, collocation services and consultation services with respect to the movement, set-up and installation of the Assets and Business. To facilitate the provision of the Transition Services, on or before the execution of this Agreement and the Transition Services Agreement, the parties will mutually create and approve a transition plan (the “Transition Plan”) that will be used by the parties as a benchmark for measuring the progress of the transition.

ARTICLE 7. FURTHER AGREEMENTS OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally covenant to and agree with Seller as follows:

7.1 Efforts to Close. Buyer and Parent shall use all commercially reasonable efforts to cause the Closing to occur on August 13, 2008.

7.2 Obtaining Consents and Approvals. Buyer and Parent shall use all commercially reasonable efforts to obtain all governmental body and third party consents and approvals required by law or regulation or from any Person which is a party to a lease or other agreement or commitment with Buyer and which is required for Buyer to enter into this Agreement or necessary to complete the Contemplated Transactions.

7.3 Truth of Representations. From the date hereof until the Closing Date, Buyer and Parent shall, except as Seller otherwise consents in writing, use its best efforts to cause all representations and warranties made by it in this Agreement to be true and correct on and as of the Closing Date. Buyer and Parent shall notify Seller promptly if any such representation or warranty ceases to be true and correct.

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7.4 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Buyer and Parent will promptly notify Seller in writing if the Buyer and Parent become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Buyer and Parent as of the date of this Agreement. In addition, Buyer and Parent will promptly notify Seller of:

7.4.1 Any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

7.4.2 Any written notice or other written communication from any governmental body having a Material Adverse Effect; and

7.4.3 Any lawsuit filed against the Buyer relating to the Contemplated Transactions.

7.4.4 Any fact, event, development, occurrence, condition or act that constitutes a Material Adverse Effect.

7.5 Release. At the Closing, Buyer shall release, acquit, and forever discharge Seller’s shareholders, officers, directors, managers, members, agents, employees, counsel and accountants from any and all past, present or future claims, rights, demands, obligations, actions or causes of action, whether known or unknown, but specifically excluding actual fraud, arising from such person’s position or obligations as a shareholder, officer, director, manager, member, agent, employee, counsel or accountant of Seller prior to the Closing Date. Nothing in that release shall operate to release Seller from any liability for uncured breaches under this Agreement.

7.6 Sales and Use Taxes. All sales, use and other similar Taxes, charges and fees, if any, arising out of or in connection with the transactions contemplated by this Agreement (other than any income, capital gains and other similar Taxes, charges and fees imposed on or imposed in respect of, the income or gain of Seller), shall be paid by Buyer to the extent such tax is imposed by law on the Buyer, and by Seller to the extent that such tax is imposed by law on the Seller. Each of the parties shall cooperate with the other to the extent reasonably required and permitted by law in order to eliminate or minimize any such Tax. Without limiting the foregoing, a) to the extent that any such Tax is imposed on Buyer, Buyer shall prepare and file any required Tax returns in connection therewith and Buyer shall pay and promptly discharge when due the entire amount of any such Tax; and b) to the extent that any such Tax is imposed on Seller, Seller shall prepare and file any required Tax returns in connection therewith and Seller shall pay and promptly discharge when due the entire amount of any such Tax.

ARTICLE 8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part), the failure of such satisfaction of condition resulting in a Material Adverse Effect to Buyer:

8.1 Representations. Each of the Company’s representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date.

8.2 The Company’s Performance. Each of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects, including, without limitation, the delivery by Company to Buyer each of the documents and items required to be delivered by the Company pursuant this Agreement.

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8.3 Consents. Seller shall have obtained all Consents that are the Seller’s responsibility to obtain as set forth on Exhibit 14 and shall be able to convey to Buyer title to the Assets, free and clear of any Encumbrance other than a Permitted Encumbrance.

8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, making illegal, or otherwise having a Material Adverse Effect.

8.5 No Claim Regarding Assets or Sale Proceeds. There must not have been made or threatened (orally or in writing) by any Person any claim asserting that such Person has the right to acquire the Assets.

8.6 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or governmental entity of competent jurisdiction or other legal restraint or prohibition which prevents the consummation of the Contemplated Transactions shall have been issued and remain in effect; provided, however, that the parties to this Agreement who are subject to such injunction, order or decree shall use reasonable efforts to have any such order or injunction vacated.

8.7 (INTENTIONALLY DELETED)

8.8 Due Diligence. The obtaining of results reasonably satisfactory to Buyer based on its “due diligence” investigation relating to the Business and the Assets, which shall be completed by the Closing Date.

8.9 (INTENTIONALLY DELETED)

8.10	Deliveries. Seller shall have delivered to Buyer the items set forth in Section 2.4.

8.11 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 8, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Contemplated Transactions.

ARTICLE 9. CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to sell the Assets and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part), the failure of such satisfaction of condition resulting in a Material Adverse Effect to Seller:

9.1 Accuracy Of Representations. Each of Buyer’s and Parent’s representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

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9.2 Buyer’s Performance.

(a) Each of the covenants and obligations that Buyer and/or Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

(b) Buyer and/or Parent must have delivered to the Company each of the documents and payments required to be delivered by Buyer pursuant to Sections 2.3 and 2.5 hereof and as otherwise required by this Agreement.

9.3 Consents. Each of the Consents required must have been obtained and must be in full force and effect except as specifically agreed otherwise in writing by the parties.

9.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened (orally or in writing) against the Buyer or Parent , or against any Person affiliated with the Buyer or Parent, any material Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions.

9.5 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or governmental entity of competent jurisdiction or other legal restraint or prohibition which prevents the consummation of the Contemplated Transactions shall have been issued and remain in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated.

9.6 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 9, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Contemplated Transactions.

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ARTICLE 10. TERMINATION; EXPENSES; EFFECT

10.1	Termination. This Agreement may be terminated at any time prior to the Closing Date:

10.1.1 By the mutual consent of the parties.

10.1.2 By Buyer, Parent or Seller if any Prohibition having the effect set forth in Section 8.6 or Section 9.5 shall be in effect; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1.2 shall have used commercially reasonable efforts to prevent the entry of and to remove such Prohibition.

10.1.3 By Seller if any of the Buyer’s or Parent’s representations or warranties contained in or made pursuant to this Agreement was not true and complete in all respects when made or if Buyer or Parent fails to perform or comply in all respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer or Parent which breach or failure to perform or comply results in a Material Adverse Effect to Seller.

10.1.4 By Seller if Buyer or Parent makes a general assignment for the benefit of creditors or shall have initiated legal proceedings in a United States Bankruptcy Court involving Buyer, Parent or any of Buyer’s or Parent’s Affiliates as debtor from and after the date hereof.

10.1.5 By Buyer or Parent, if any representation or warranty of the Company contained in or made pursuant to this Agreement was not true and complete in all respects when made or if the Company fails to perform or comply in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it, which breach or failure to perform or comply results in a Material Adverse Effect to Buyer or Parent.

10.1.6 By Buyer or Parent if Seller makes a general assignment for the benefit of creditors or shall have initiated legal proceedings in a United States Bankruptcy Court involving Seller, or any of Seller’s Affiliates as debtor from and after the date hereof.

10.1.7 By Buyer, Parent or Seller at any time after August 13, 2008, if the Closing has not occurred by such date; provided that no terminating party is then in default of any of its obligations or representations hereunder.

10.2 Notice of Termination. In the event of termination of this Agreement pursuant to Section 10.1 hereof, notice shall promptly be given by the terminating party to the other parties to this Agreement.

10.3 Expenses Upon Termination. Except in the event of any breach by any party hereto of its obligations under this Agreement having a Material Adverse Effect herein or hereunder by any party hereto, if this Agreement is terminated as provided in Section 10.1, neither Buyer, Parent nor Seller nor any Affiliate thereof shall have any liability to any of the others for costs, expenses (including without limitation, legal and accounting fees and expenses), loss of anticipated profits or otherwise; it being understood that in the event of such termination, each party shall bear its own legal and accounting and other fees, costs, losses and expenses.

10.4 Effect of Termination. Each party’s right of termination under Section 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10, all further obligations of the parties under this Agreement will terminate, except that the obligations under that certain Mutual Nondisclosure Agreement between Buyer and the Company, which by its terms survive, will survive. All remedies available to the parties under law or in equity will survive termination of this Agreement except if the termination is under 10.1.1 or 10.1.2.

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ARTICLE 11. INDEMNIFICATION

11.1 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, employees, successors and assigns (the “Buyer Indemnitees”) from and will pay to the Buyer Indemnitees the amount of, any loss, liability, claim, damage, expense (including attorneys’ fees and other expenses of investigation and defense) (“Loss”) resulting or arising from or in connection with or based upon (a) any falsity or breach of any representations, warranties, indemnities, covenants and other agreements of Seller set forth in this Agreement having a Material Adverse Effect; and, except with respect to Section 3.31.1, only if such falsity or breach is the result of either (i) actual fraud by the Seller or (ii) the gross negligence of the Seller, and (b) any Retained Liabilities.

11.2 Indemnification by Buyer and Parent. Buyer and Parent shall jointly and severally indemnify and hold harmless Seller and its Affiliates and their employees, successors and assigns (the “Seller Indemnitees”) from and will pay to the Seller Indemnitees the amount of any Loss resulting from or in connection with or based upon (a) any falsity or breach of any of Buyer’s or Parent’s representations, warranties, indemnities, covenants and other agreements of Buyer or Parent herein set forth or set forth in any agreement or instrument furnished by Buyer or Parent pursuant to this Agreement having a Material Adverse Effect but only if such falsity or breach is the result of either (i) actual fraud by the Buyer or Parent or (ii) the gross negligence of the Buyer or Parent, (b) obligations, liabilities and claims arising exclusively out of the operation of the Assets or the Business after the Closing Date, and (c) any Assumed Liabilities.

11.3 Allocation of Responsibility. With respect to losses, damages and expenses arising from matters that existed, were created or arose in part from a state of facts existing or events occurring on or before the Closing Date and in part from a state of facts existing or events occurring after the Closing Date, such losses, damages and expenses shall be allocated between Seller on the one hand, and Buyer and Parent on the other hand, on the basis of the extent to which such state of facts or events related to periods on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand.

11.4 Procedures. The indemnified party shall give written notice of any claim it may have under the foregoing indemnities within a reasonable time after learning of such claim, and the indemnifying party shall undertake the defense, compromise or settlement of any such matter. The indemnitor shall have the right to assume entire control of the defense, including the selection of counsel. The indemnitee shall cooperate fully in all respects with the indemnitor in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the indemnitee shall make available to the indemnitor all pertinent information and documents under the control of the indemnitee. The indemnified party shall have the right to participate in such defense, compromise and settlement at its own expense and shall have the right to approve any compromise or settlement that might have an impact on the business or properties of the indemnified party, such approval not to be unreasonably withheld.

11.5 Limitation on Liability. Notwithstanding any other provision in this Agreement, no party hereto shall be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including but not limited to damages for lost profits, lost revenues or the cost of purchasing replacement services) arising out of the performance or failure to perform the Contemplated Transactions.

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11.6 Survival of Representations, Warranties & Indemnification. All warranties, representations, conditions, covenants, agreements, indemnifications and undertakings of the parties under this Agreement shall survive the consummation of the Closing hereunder (unless the other party knew or had reason to know of any misrepresentation or breach of warranty, representation, condition, covenant, agreement or undertaking at the time of Closing) and continue in full force and effect for a period of one year. If written notice of a claim has been given by an indemnified party to the indemnitor prior to the expiration of the representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

11.7 Limitations on Indemnification. Any claims for indemnity under Sections 11.1 (a) or 11.2 (a) shall be subject to the limitation that in no event shall Seller, on the one hand, or Buyer and Parent, on the other hand, be liable in the aggregate for such indemnification in an amount greater than $500,000 unless and to the extent the claim for such indemnification arises or results from fraud, intentional misrepresentation or willful misconduct. In addition, claims for indemnity or reimbursement under Sections 11.1(a) or 11.2 (a) shall be effective only where the aggregate amount of all Loss for which an indemnitor may be liable thereunder exceeds $50,000, in which case the indemnitor shall be liable for the full amount of all such Loss, provided that this limitation shall not apply to indemnification or reimbursement for Loss arising from (a) breach of Section 3.4.2, 3.5, 3.7, 3.11, 3.15, 3.31.1, or 5.1 or (b) fraud, intentional misrepresentation or willful misconduct.

12. MISCELLANEOUS

12.1 Confidentiality. Any information concerning the Company disclosed to Buyer or Parent, or their respective Affiliates or its representatives or concerning Buyer or Parent and their respective Affiliates disclosed to Seller or its representatives that has not been publicly disclosed by the owner thereof shall be kept strictly confidential by and shall not be disclosed or used by the recipients whether or not the Closing occurs and until publicly disclosed by agreement of the parties hereto. In the event that this Agreement is terminated for any reason, all documents, if any, of a confidential nature, and copies thereof delivered by the Company to Buyer or Parent and their respective Affiliates or their respective representatives or delivered by Buyer or Parent to the Company or its representatives shall be immediately returned. Notwithstanding anything to the contrary set forth in this Agreement, in the event of any breach or threatened breach by any party of any provision of the Mutual Confidentiality and Non-Disclosure Agreement executed by the parties hereto and dated April 23, 2008 (“NDA”) or this Agreement, the non-breaching party shall be entitled to injunctive or other equitable relief, restraining such breaching party from using or disclosing any confidential information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a party under such NDA and/or this Agreement and each party waives the posting of a bond or undertaking as a condition to such relief. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. The obligations of the parties under this Section 12.1 shall survive termination of this Agreement.

12.2 Publicity. Except as may be required by law, no press releases shall be issued, nor shall be the terms of this Agreement be disclosed to third parties, other than the representatives of the parties, without the prior written consent of Seller and Buyer.

12.3 Method of Payment. Unless otherwise stated, all payments by either party to the other party under this Agreement shall be made in U.S. dollars, in immediately available funds, by wire transfer as instructed by notice hereunder, by the party who is to receive such payment.

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12.4 Books and Records. Seller shall deliver to Buyer at the Closing all Business Information and Records. Seller may retain copies of such Business Information and Records. Buyer shall preserve such records for the lesser of: six years after the Closing Date or such period as Buyer would ordinarily preserve such records pursuant to its records retention policy then in effect; during such period Buyer shall make the same available for examination (or for the making of copes or extracts), if necessary for a lawful purpose, by Seller at reasonable times so as not to interfere with Buyer’s business. In the event that prior to the end of six years after the Closing Date, Buyer decides to destroy any such records pursuant to its records retention policy then in effect, Buyer shall give Seller at least sixty days prior written notice of such decision during which time Seller may request and Buyer shall transfer to Seller all such records to be destroyed; if no such request is received by Buyer, Buyer may destroy such records about which notice has been given to Seller.

12.5 (INTENTIONALLY DELETED)

12.6 Notices. All notices hereunder shall be in writing and shall be deemed to have been given if delivered personally or by a recognized commercial carrier or three days after sent by certified mail, return receipt requested, postage prepaid, to the other parties to this Agreement at the following addresses or such other address as any party to this Agreement shall specify by notice to the others as provided for in herein:

If to Buyer:	IP Solutions, Inc.
2135 S Cherry Street, Suite 200
Denver, CO 80222
Attn: General Counsel

With a copy to:	Mallon & Lonnquist, LLC
3200 Cherry Creek South Drive
Denver, CO 80209
Attn: James C. Mallon, Esq. or John H. Lonnquist, Esq.

If to Parent:	IPtimize, Inc.
2135 S Cherry Street, Suite 200
Denver, CO 80222
Attn: General Counsel

With a copy to:	Mallon & Lonnquist, LLC
3200 Cherry Creek South Drive
Denver, CO 80209
Attn: James C. Mallon, Esq. or John H. Lonnquist, Esq.

If to Seller:	American Fiber Systems, Inc.
100 Meridian Centre, Suite 250
Rochester, New York 14618
Attn: President & CEO

With a copy to:	American Fiber Systems, Inc.
100 Meridian Centre, Suite 250
Rochester, New York 14618
Attn: General Counsel & Vice President of Regulatory

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12.7 Assignment; Binding Effect; Benefits. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any financial institution providing financing to Buyer.

12.8 Waiver. No delay or failure of any party to exercise any right, remedy or power hereunder shall impair the same or be construed as a waiver thereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any waiver to be effective hereunder must be in writing and signed by the party to be charged with such waiver.

12.9 Entire Agreement; Amendment. This Agreement, the Exhibits attached hereto, the NDA and the Disclosure Memorandum embody the entire agreement and understanding between Buyer, Parent and the Company and supersede all prior agreements relating to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

12.10 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal court located in the State of Colorado or any Colorado state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Colorado or a Colorado state district court. Each of the parties further irrevocably unconditionally waives and agrees not to plead or claim any such action or proceeding brought in any such court has been brought in an inconvenient forum. Seller hereby irrevocably agrees that any process to be served upon it in connection with an action or proceeding in any of the above courts may be served upon its agent for service of process.

12.11 Waiver of Trial by Jury. The parties waive any right to trial by jury with respect to any claim or action arising out of this Agreement or any action or omission of Buyer, Parent or Seller in connection with the Contemplated Transactions.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

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12.12 Attorneys’ Fees. If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover, in addition to all other relief to which such party may be entitled, its reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

12.13 Representation by Counsel; Interpretation. Seller, Buyer and Parent acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other electronic means and upon such delivery the signature shall be deemed to have the same effect as if the original signature had been delivered to the parties.

12.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the conflict of law principles thereof.

12.16 (INTENTIONALLY DELETED)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above set forth.

SELLER:		BUYER:

American Fiber Systems, Inc.		IP Solutions, Inc.

By:	/s/ David N. Danchak	By:	/s/ Ron Pitcock
	David N. Danchak,		Ron Pitcock, its CEO
its Sr. VP of Corporate Development

PARENT:

IPtimize, Inc.

By:	/s/ Ron Pitcock
Ron Pitcock, its CEO

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